UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Seer, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 27, 2026, the following email was distributed to employees of Seer, Inc.

Hi Seer Team,

I’m writing to provide an update on my note regarding the unsolicited proposal received from the Radoff-JEC Group. You might have seen that this proposal was further revised on April 24.

After careful review and consideration, Seer’s Board of Directors, in consultation with its independent financial and legal advisors, has unanimously determined to reject the Radoff-JEC Group’s revised proposal. The Board concluded that the revised proposal is not in the best interests of the Company or its stockholders. You can read more about the Board’s decision in our press release here [LINK].

The Board’s decision reflects our enduring confidence in Seer’s strategy and the compelling opportunities ahead as we continue to advance our platform. Our Proteograph® Product Suite represents a leading platform for scalable, deep, unbiased proteomics, with the ability to unlock significant long-term value. We are encouraged by ongoing growth in our installed base, securing additional population-scale cohort and biobank studies, and strong external validation, including more than 80 peer-reviewed publications that demonstrate the impact of our technology and its growing relevance across the field of proteomics. Seer’s position in this space is also supported by 240 issued patents and patent applications worldwide, including 82 issued patents.

Seer’s achievements are a testament to your talent and hard work. The Board and management team believe that we are well positioned to strengthen our leadership as the preferred unbiased proteomic platform for AI-driven biology and to capitalize on the significant opportunities ahead.

What’s important for you to know is that it remains business as usual at Seer – please continue to focus on the important work at hand and delivering for our customers. As a reminder, please direct any media inquiries to Patrick Schmidt at pr@seer.bio, and any investor or other third-party inquiries to investor@seer.bio.

Thank you for your dedication to Seer – your efforts are critical to our continued progress.

Sincerely,

Omid

Additional Information and Where to Find It

Seer, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with Seer’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Seer plans to file a proxy statement (the “2026 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Omid Farokhzad, Meeta Gulyani, Robert Langer, Terrance McGuire, Deep Nishar, Isaac Ro and Nicolas Roelofs, all of whom are members of Seer’s board of directors, and David Horn, Seer’s president and chief financial officer, are participants in Seer’s solicitation. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2026 Proxy Statement and other relevant documents to be filed by Seer with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in Seer’s definitive proxy statement for its 2025 Annual Meeting of Stockholders (the “2025 Proxy Statement”), which was filed with the SEC on May 28, 2025, and is available here. Particular attention is directed to the sections of the 2025 Proxy Statement captioned “Board of Directors and Corporate Governance,” “Executive Compensation,” “Named Executive Officer Compensation Overview,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships, Related Party and Other Transactions.” To the extent that holdings of such participants in Seer’s securities have changed since the amounts printed in the 2025 Proxy Statement, such changes have been reflected on the following filings: for Mr. Farokhzad, on May 22, 2025, August 21, 2025, November 21, 2025, December 11, 2025, February 5, 2026, and February 19, 2026; for Ms. Gulyani, on July 9, 2025; for Mr. Langer, on July 9, 2025; for Mr. McGuire, on July 9, 2025 and December 11, 2025; for Mr. Nishar, on June 16, 2025 and July 9, 2025; for Mr. Ro, on September 3, 2025; for Mr. Roelofs, on

July 9, 2025; and for Mr. Horn, on May 22, 2025; August 21, 2025; November 21, 2025, February 5, 2026, and February 19, 2026.

Promptly after filing its definitive 2026 Proxy Statement with the SEC, Seer will mail the definitive 2026 Proxy Statement and a BLUE proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2026 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT SEER WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, Seer’s proxy statement (in both preliminary and definitive form), any amendments or supplements thereto, and any other relevant documents filed by Seer with the SEC in connection with the Annual Meeting at the SEC’s website, which is located here. Copies of Seer’s definitive 2026 Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Seer with the SEC in connection with the Annual Meeting will also be available, free of charge, at Seer’s website, which is located here, or by writing to Investor Relations, Seer, Inc., 3800 Bridge Parkway, Suite 102, Redwood City, CA 94065.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding Seer’s plans, strategies, capital deployment objectives, platform opportunities, strategic opportunities and prospects. These and other risks are described more fully in Seer’s filings with the SEC and other documents that Seer subsequently files with the SEC from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.